Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”), made this _____ day of ___________, 20____, by and between Kimball International, Inc., an Indiana corporation, 1600 Royal Street, Jasper, Indiana 47549 (hereinafter “KIMBALL”), and ____________________________________ (hereinafter “Executive”).

Recitals

A.    Executive is a key executive employee of Kimball whose knowledge and services are valuable to the Company in connection with its business and operations and the markets in which the Company competes.

B.    Kimball recognizes that Executive's contribution to the growth and success of Kimball has been substantial and that it is in the best interests of Kimball to assure Executive's continued services for the benefit of Kimball.

C.    Kimball will suffer great loss and irreparable harm if Executive were to participate, directly or indirectly, as an owner, consultant, employee, manager, officer, director or in any other capacity in any business or venture in competition with Kimball or if he or she were to disclose Kimball's Trade Secrets and Confidential Information.

D.    To induce Executive to remain in its employ, Kimball is willing to provide to Executive the compensation and benefits set forth in this Agreement.

E.    To receive the benefits of Kimball employment for an indefinite period and the Change in Control benefits provided under this Agreement, Executive is willing to enter into the restrictive covenants and to undertake the other obligations contained in this Agreement.

F.    [Applicable for Bob Schneider, Don Van Winkle, and Lonnie Nicholson: This Agreement constitutes an amendment and restatement of the Employment Agreement that Executive and Kimball entered into effective [effective date].]

Agreement

In consideration of the foregoing and the following mutual terms and conditions, Kimball and Executive agree as follows:

1.	DEFINITIONS

The following definitions shall be applicable to and govern the interpretation of this Agreement. Capitalized terms not defined in this Agreement shall have the meanings set forth in the Executive’s Change in Control Agreement:

a)	“2003 Stock Plan” means the Kimball International, Inc. 2003 Amended and Restated Stock Option and Incentive Plan.

b)
“Affiliate” means any entity that is a member, along with Kimball International, Inc., of a controlled group of corporations or a group of other trades or businesses under common control, within the meaning of Code Section 414(b) or (c).

c)
“Award Agreement” means any agreement or other instrument evidencing a grant or award of Options, Stock Appreciation Rights, Restricted Shares, Deferred Share Units, Performance Shares, Performance Units, Relative Total Shareholder Return Units, or any other rights awarded under the 2003 Stock Plan.

d)	“Board of Directors” means the Board of Directors of Kimball.

e)
“Cause” means, with respect to termination of Executive's employment by Kimball, one or more of the following occurrences, as determined by the Board of Directors: (i) Executive's willful and continued failure to perform substantially the duties or responsibilities of Executive's position or the willful and continued failure to follow lawful instructions of a senior executive or the Board of Directors, if such failure continues for a period of five days after Kimball delivers to Executive a written notice identifying such failure; (ii) Executive's conviction of a felony or of another crime that reflects in a materially adverse manner on Kimball in its markets or business operations; (iii) Executive's engaging in fraudulent or dishonest conduct, gross misconduct that is injurious to Kimball, or any misconduct that involves moral turpitude; (iv) Executive's material breach of his or her obligations under this Agreement or a fiduciary duty to Kimball or its shareowners; or (vi) Executive’s engaging in activity as an employee of Kimball that constitutes gross negligence. For any of the stated occurrences to constitute “Cause” under this Agreement, the Board of Directors must find that the stated act or omission occurred, by a resolution duly adopted by the affirmative vote of at least three-quarters of the entire membership of the Board of Directors, after giving reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before the Board of Directors.

f)
“Change in Control” means the consummation of any of the following that is not an Excluded Transaction: (i) the acquisition, by any one person or more than one person acting as a Group, of Majority Ownership of a Relevant Company through merger, consolidation, or stock transfer; (ii) the acquisition during any 12-month period, by any one person or more than one person acting as a Group, of ownership interests in a Relevant Company possessing 35 percent or more of the total voting power of all ownership interests in the Relevant Company; (iii) the acquisition of ownership during any 24-month period, by any one person or more than one person acting as a Group, of 40 percent or more of the total gross fair market value of the assets of a Relevant Company; or (iv) the replacement of a majority of members of the Board of Directors during any 12-month period, by members whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election. For purposes of this definition: “Relevant Company” means, with respect to Executive, Kimball International, Inc., any Affiliate that employs Executive; any entity that has Majority Ownership of either Kimball International, Inc. or that Affiliate, or any entity in an uninterrupted chain of Majority Ownership culminating in the ownership of Kimball International, Inc. or that Affiliate; “Excluded Transaction” means any occurrence that does not constitute a change in the ownership or effective control, or in the ownership of a substantial portion of the assets of, a Relevant Entity within the meaning of Code Section 409A(a)(2)(A)( v) and its interpretive regulations; “Majority Ownership” of an entity means ownership interests representing more than fifty percent (50%) of the total fair market value or of the total voting power of all ownership interests in the entity; “Group” has the meaning provided in Code Section 409A and its interpretive regulations with respect to changes in ownership, effective control, and ownership of assets; and an individual who owns a vested option to purchase either stock or another ownership interest is deemed to own that stock or other ownership interest.

g)
“Change in Control Agreement” means the Change in Control Agreement, if any, [applicable for Bob Schneider, Don Van Winkle, and Lonnie Nicholson: amended and restated][applicable for other Executives: entered into] by and between Kimball and Executive on [insert date], the terms and conditions of which are incorporated herein by reference.

h)	“Code” means the Internal Revenue Code of 1986, as amended.

i)	“Compensation Payment” means a payment by Kimball to or for the benefit of Executive in the nature of compensation, whether paid or payable pursuant to this Agreement or otherwise.

j)	“Control Termination Period” means the time period beginning one year before a Change in Control and ending on the earlier of (i) two years following that Change in Control or (ii) Executive's death.

k)
“Customer” means any person or entity who, in the twelve (12) month period immediately preceding Executive's termination from Kimball, purchased or arranged for the purchase or initiated an order for the purchase of Kimball products or services, including, but not limited to, dealers, brokers, distributors, end-users, and retailers.

l)	“Deferred Compensation” means compensation provided under a nonqualified deferred compensation plan as defined in, and subject to, Code Section 409A.

m)	“Disability” means, with respect to Executive, a physical or mental impairment that would entitle Executive to benefits under Kimball's long-term disability plan.

n)	“Effective Date” means __[insert date].

o)
“Good Reason” means, with respect to the termination of employment by Executive, one or more of the following occurrences: (i) a material adverse change in the nature or scope of Executive's duties and responsibilities; (ii) a reduction in Executive's base salary rate or reduction in bonus category; (iii) a reduction of 5 percent or more in value of the aggregate benefits provided to Executive and his dependents under Kimball's employee benefit plans; (iv) a significant diminution in Executive's position, authority, duties, or responsibilities; (iv) a relocation of Executive's principal site of employment to a location more than fifty (50) miles from the principal employment site; or (v) failure by Kimball to obtain the assumption agreement from any successor as contemplated in Section 21. None of the identified events, however, will constitute “Good Reason” unless each of the following procedural conditions is satisfied: within 90 days of the initial occurrence of the event, Executive must give written notice to Kimball of such occurrence; Kimball must have failed to remedy that occurrence within thirty 30 days after receiving such notice, and Executive must resign no later than 12 months after the initial occurrence of the event.

p)
“Kimball” means Kimball International, Inc., any Affiliate, and any successor to the business or assets of Kimball International, Inc. that executes and delivers the agreement provided for in Section 11 of the Change in Control Agreement or which otherwise becomes bound by all of the terms and provisions of this Agreement by the operation of law.

q)
“Notice of Termination” means a written notice, from the party initiating Executive's employment termination to the other party, specifying the facts and circumstances claimed to provide the basis for termination.

r)
“Parachute Payment” means a “parachute payment” as defined in Code Section 280G(b)(2) that would subject any Compensation Payment to the excise tax imposed by Code Section 4999 or the denial of deduction imposed by Code Section 280G.

s)	“Professional Services Firm” means a nationally recognized certified public accounting firm or compensation consulting firm mutually selected by Kimball and Executive.

t)	“Profit Sharing Bonus” means the compensation paid to Executive pursuant to the 2010 Profit Sharing Incentive Bonus Plan or any replacement thereof.

u)	“Shares” means unrestricted shares of common stock of Kimball, NASDAQ symbol KBAL, formerly referred to as Class B, awarded pursuant to the 2003 Stock Plan.

v)
“Termination Date” means the date on which Executive's employment with Kimball is terminated pursuant to Executive's Notice of Termination to Kimball, Kimball's Notice of Termination to Executive, or by reason of Executive's death or Disability.

w)
“Trade Secrets and Confidential Information” means formulas, patterns, designs, compilations, programs, devices, methods, techniques, processes or general know-how that derive independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy for products utilized in the manufacture, distribution and sale of electronics, office and health care furniture, and other manufacturing industries. It also includes Kimball’s valuable information, including information about customers, dealers and suppliers, and among other things, about their technical problems and needs, purchasing habits, and procedures, all resulting in a great deal of customer goodwill, as well as financial records, contracts, patents, manufacturing technology, marketing and strategic plans, and other valuable information.

x)
“Value” means, with respect to Executive and a determination date, the following amounts, computed without regard to any termination of rights that would otherwise occur under the applicable plan because of Executive's cessation of continuous service as of that determination date:

(i) for Executive's Options and related Stock Appreciation Rights awarded under the 2003 Stock Plan, the excess, if any, of (A) the market value as of the determination date of all Shares subject to Executive's option awards over (B) the aggregate exercise price for those Shares under those option awards;
(ii) for Executive's Restricted Shares awarded under the 2003 Stock Plan, the market value of those Shares as of the determination date;
(iii) for Executive's Deferred Share Units awarded under the 2003 Stock Plan, the product of (A) the number of Executive's Deferred Share Units and (B) the sum of the market value of a Share as of the determination date and all dividends credited on a Share as of that date under the applicable award agreement;
(iv) for Executive's Performance Shares awarded under the 2003 Stock Plan, the market value of the Shares as of the determination date;
(v) for Executive's Performance Units awarded under the 2003 Stock Plan, the product of (A) Executive's Performance Units and (B) the market value of Share as of the determination date; and
(vi) for Executive's benefits under the 2010 Profit Sharing Incentive Bonus Plan, the cash value of those benefits. For purposes of this definition, the term “market value” has the same meaning as the term “Market Value” as defined in the 2003 Stock Plan.

2.    Employment at Will

Executive is employed by Kimball as an employee at will. Executive may terminate his employment voluntarily at any time, with or without Good Reason, and Kimball may terminate Executive's employment at any time, with or without Cause, by providing the other party a Notice of Termination except to the extent this right is overridden by the terms of the Change in Control Agreement.

3.    Restrictive Covenants

In consideration of Executive’s employment with Kimball, the wide access Kimball grants to Executive to review and become familiar with Kimball’s business, including certain valuable Trade Secrets and Confidential Information, and other valuable consideration, Executive shall comply with the following obligations:

a)	Non-Competition During At-Will Employment By Kimball

As a condition of at-will employment with Kimball, Executive agrees that, during Executive’s employment by Kimball, Executive shall not directly or indirectly have any ownership interest in, work for, advise, or have any business connection or business relationship with any person or entity that competes with or that is planning to compete with Kimball, without the prior written approval of the Chief Executive Officer of Kimball.

b)	Non-Competition During Twelve-Month Post-Employment

As a condition of at-will employment with Kimball, Executive agrees that for a period of twelve (12) months after separation from Kimball (regardless of the reason for separation), Executive shall not directly or indirectly:

i.	Have an ownership interest in any entity or person that competes with Kimball;

ii.
Work for, act as an agent for, act in an administrative or financial capacity for, act as a sales or marketing representative for, advise, consult with or manage any entity or person that competes with Kimball; or

iii.	Compete with Kimball for customers of Kimball.

c)	Restrictive Covenant Conditions For purposes of Section (3), the following definitions apply:

i.
The terms “compete” or “competes” or “competition” mean the actual or planned business activities of an entity or person whereby the entity or person sells, solicits, or markets products or services similar or analogous to those which Executive sold, worked on, or provided services on for Kimball during the twelve (12) month period immediately prior to Executive’s separation from Kimball.

ii.
In the event that Executive worked for Kimball less than a total of twelve (12) months prior to separation, the non-competition provisions in Section (3) above shall remain in effect the longer of (a) Six (6) months, or (b) the term of Executive’s employment with Kimball (e.g., if Executive worked for Kimball for ten (10) months, the non-competition provisions apply for ten (10) months post-separation).

iii.
Nothing in Sections 3(a) or (b) prohibit Executive from purchasing, for investment purposes only, any stock or corporate security traded or quoted on a national securities exchange or a national market system, so long as such ownership does not violate Kimball’s Business Ethics, Insider Trading or other applicable policies. The parties expressly agree that the terms of the non-competition provisions in Sections (a) and (b) are reasonable and necessary to protect Kimball’s interests. In the unlikely event, however, that a court were to determine that any portion of the non-competition provisions in Sections (a) or (b) is unenforceable, then the parties agree that the remainder of the non-competition provisions shall remain valid and enforceable to the maximum extent possible.

iv.
This provision shall be construed as independent of any other provision of this Agreement and shall survive the termination of this Agreement. The existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of this Restrictive Covenant.

d)	Other Limited Prohibitions

During Executive’s employment by Kimball and for twelve (12) months post-separation (for whatever reason) or the length of Executive’s employment, whichever is less (but in no event less than six (6) months), Executive shall not:

i.
Request or advise any customer or client of Kimball with whom Executive had personal contact in the course of Executive’s employment by Kimball, or any person or entity having business dealings with Kimball with whom Executive had personal contact in the course of Executive’s employment by Kimball, to withdraw, curtail, alter, or cease such business with Kimball.

ii.
Disclose to any person or entity the identities of any customers, clients, or any persons having business dealings with Kimball or the division(s)/subsidiary(s) of Kimball to which Executive was assigned at the time of separation from Kimball and for the preceding twelve (12) months.

iii.	Directly or indirectly solicit, influence, or attempt to influence any other employee of Kimball to separate from Kimball.

e)	Trade Secrets And Confidential Information

Executive shall not disclose any Trade Secrets or Confidential Information, directly or indirectly, nor use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of Executive’s employment with Kimball. All files, records, documents, computer data (including passwords, access codes, electronic and voice mail, etc.), drawings, specifications, equipment, and similar items relating to the business of Kimball, whether prepared by Executive or otherwise coming into Executive’s possession, shall remain the exclusive property of Kimball, and shall not be removed from the premises of Kimball except as required in the course of Executive’s employment with Kimball. Upon separation of employment, Executive agrees to return to Kimball any Trade Secrets and Confidential Information in Executive’s possession or control, including, without limitation, all lists of customers, samples, price lists, literature, documents, data, computer and financial records and any other property belonging to Kimball or relating to the business of Kimball or in any way referring or relating to any Trade Secrets and Confidential Information.

f)	Conflict Of Interest

Executive shall take no action or obtain any direct or indirect interests in or relationships with any organization that might affect the objectivity and independence of Executive’s judgment or conduct in carrying out duties and responsibilities to Kimball under this Agreement. Any such actions or interests which may even create the appearance of a conflict of interest shall be promptly brought to the attention of Kimball.

g)	Notification Of Prospective Or Subsequent Employers

Executive agrees to notify any prospective employer of the existence and terms of the Restrictive Covenants of this Agreement, prior to acceptance of employment. Kimball may inform any person or entity subsequently employing Executive, or evidencing an intention to employ Executive, of the nature of the information Kimball asserts to be Trade Secrets and Confidential Information, and may inform that person or entity of the existence of this Agreement and the terms hereof, and provide to that person or entity a copy of this Agreement.

4.    Inventions and Patents

Executive agrees that Executive will promptly, from time to time, fully inform and disclose to Kimball all inventions, designs, improvements, and discoveries which Executive now has or may discover during the term of this Agreement which pertain or relate to the business of Kimball or to any experimental work carried on by Kimball, whether conceived by Executive alone or with others and whether or not conceived during regular working hours. All such inventions, designs, improvements, and discoveries shall be the exclusive property of Kimball. Executive shall assist Kimball at Kimball’s sole expense, to obtain patents on all such inventions, designs, improvements, and discoveries deemed patentable by Kimball, and shall execute all documents and do all things necessary to obtain patents, vest Kimball with full and exclusive title thereto, and protect the same against infringement by others. Executive shall be entitled to no additional compensation for any and all inventions or designs made during the course of this Agreement.

Executive submits as “Exhibit A” to this Agreement a complete list (with a brief description) of all inventions, patented or unpatented, which Executive made or conceived prior to the date of this Agreement. The inventions described on Exhibit A are excluded from this Agreement.

5.    Compensation upon Termination of Employment Relationship without Cause or For Good Reason

Except as otherwise provided in an applicable Change in Control Agreement, if Executive's employment is terminated by Kimball without Cause or by the Executive for Good Reason, the Executive shall be entitled to the benefits described in this Section 5.

a)
Base Salary As soon as practicable following the Termination Date, Kimball will pay Executive's full base salary due and owing through the Termination Date at the rate in effect on the date Notice of Termination is given.

b)	Enhanced Severance Pay As soon as practicable following the Termination Date, Kimball will pay Executive, in lieu of benefits otherwise described in the Kimball Severance Benefits Plan, the following:

i.
Severance pay equal to the sum of (1) Executive's annual base salary at the highest rate in effect during the three (3) years immediately preceding the last day of employment and (2) the higher of either Executive's target bonus for the period in which the last day of employment occurs or Executive's average annual bonus award for the three annual bonus periods immediately preceding the last day of employment.

ii.
If Executive's last day of employment occurs during a Control Termination Period and Executive is a party to a Change in Control Agreement, section (i) shall not apply and the severance pay amount will be determined under the Change in Control Agreement.

c)
Welfare and Related Benefits As soon as practicable following the Termination Date, Kimball will pay Executive, in lieu of coverage for Executive and his dependents under Kimball's welfare and fringe benefit plans, the following:

i.
Reimbursement for welfare and related benefits equal to the product of (i) fifty thousand dollars ($50,000) and (ii) a fraction, the numerator of which is the Employment Cost Index, as published by the U.S. Bureau of Labor Statistics, for the completed calendar quarter immediately preceding Executive's Termination Date, and the denominator of which is the Employment Cost Index for the first calendar quarter of 2015.

ii.
If Executive's last day of employment occurs during a Control Termination Period and Executive is a party to a Change in Control Agreement, the reimbursement amount will be determined under the Change in Control Agreement.

d)
Outplacement Assistance To assist Executive in obtaining replacement employment, Kimball will reimburse Executive for up to $25,000 of the costs of outplacement services during the first twelve months following the Termination Date.

e)	Timing of Certain Rights and Payments

i.
Service-Based Incentive Plan Rights. As of the Termination Date, (i) Executive's Options and related Stock Appreciation Rights awarded under 2003 Stock Plan will become fully vested and exercisable; (ii) the Restricted Period will end for Executive's Restricted Shares awarded under the 2003 Stock Plan; and (iii) Executive's Deferred Share Units awarded under the 2003 Stock Plan will become fully vested and payable [applicable for Bob Schneider: (iv) Executive will become entitled to payment for all Performance Shares or Performance Units awarded under the 2003 Stock Plan; and (v) Executive will become entitled, under the 2010 Profit Sharing Incentive Bonus Plan, to receive any bonus payments due for the fiscal year immediately preceding the Termination Date and a prorated share of bonus payments for the fiscal year in which the Termination Date occurs]. As soon as practicable following the Termination Date, Kimball will make a single payment to Executive, equal to the aggregate Value of all benefits under the plans identified in this subsection (i), in the form of cash, Shares, or a combination of cash and Shares, as determined by the Compensation Committee of the Board of Directors, in its sole discretion. That single payment will constitute payment in full and complete satisfaction of Executive's rights and benefits under all of Executive's award agreements and the applicable plans.

ii.
[Applicable for Executives other than Bob Schneider: Performance-Based Incentive Plan Rights. After the Termination Date, Executive will continue to be a participant in these performance-based incentive plans, to the same extent as immediately before the Termination Date: (i)  Performance Share Units under the Relative Total Shareholder Return program of the 2003 Stock Plan with payout to occur in accordance with section 4.C.(i) of the Executive’s Performance Unit Award Agreement; (ii) other Performance Shares or Performance Units awarded under the 2003 Stock Plan; and (iii) the 2010 Profit Sharing Incentive Bonus Plan, or any subsequent replacement plan, with respect to any bonus payments due for the fiscal year immediately preceding the Termination Date. Executive will become vested in and receive payment of benefits under those performance-based plans in the same amounts and at the same times as if Executive had continued in active employment through the end of the applicable performance periods and vesting dates. In addition, Executive will receive a bonus payment under the 2010 Profit Sharing Incentive Bonus Plan, or any subsequent replacement plan, for the fiscal year in which the Termination Date occurs, and that share will be paid at the same time as if Executive had continued in active employment through the end of the performance period and vesting date.]

iii.
SERP Rights. As of the Termination Date, Executive will become fully vested in the Makeup Contributions Account in the Supplemental Employee Retirement Plan and, without regard to Executive's payment elections previously made under that plan, will receive all benefit amounts under that plan in a single, lump-sum cash payment as soon as practicable following the Termination Date.

iv.
Amendment of Award Agreements. To the extent that the provisions of this subsection are inconsistent with the provisions of Executive's Award Agreements, Executive and Kimball hereby amend those Award Agreements to include the provisions of this subsection, which supersede any inconsistent provisions of the Award Agreements.

v.
Restrictive Covenants. The Executive shall not be entitled to receive any payments or benefits under this Agreement unless the Executive complies in full with the restrictive covenants contained in Section 3 of this Agreement.

6.    Compensation On Other Termination Of Employment

If Executive's employment is terminated by Kimball for Cause, by Executive without Good Reason, or because of death or Disability, Kimball will provide compensation and benefits to Executive, or to Executive's estate in the event of death, on the following terms:

a)
Termination by Kimball for Cause or by Executive without Good Reason. If Kimball terminates Executive's employment for Cause, or if Executive terminates employment without Good Reason, Kimball will pay the amount then due and owing of Executive's full base salary through the last day of employment at the rate in effect at the date that Notice of Termination is given.

b)
Death or Disability. In the event of Executive's death or Disability, Kimball will pay the amount then due and owing of Executive's full base salary through the date of death or Disability at the rate in effect at the date of the event.

c)
Other Benefit Programs. Executive shall also be entitled to: (i) benefits under Kimball's generally applicable welfare and retirement plans, in accordance with the respective terms of such plans; and (ii) Executive's rights under the 2010 Profit Sharing Bonus Plan or any subsequent replacement plan, the Supplemental Employee Retirement Plan, the 2003 Stock Plan, and any other equity or incentive plan, in accordance with the respective terms of those plans.

7.    Release of Claims

Notwithstanding anything in this Agreement to the contrary, the Executive shall not be entitled to receive the payments and benefits described in Section 5(b)-(f) of this Agreement unless (i) the Executive executes and delivers to Kimball a general release of claims in a form satisfactory to Kimball (the “General Release”) and (ii) the Executive does not revoke the General Release during the period of time (if any) specified in the General Release during with the Executive may revoke it (“Revocation Period”). If the Executive is at least 40 years of age at the time she or he executes the General Release, the General Release will provide for a Revocation Period of at least seven (7) days. If the General Release does not provide for a Revocation Period, then the Revocation Period shall be deemed to have expired on the date the Executive executes the General Release. The General Release shall not require the Executive to release any rights the Executive may have to be indemnified by the Company or that are otherwise provided under this Agreement. If the permissible period for the execution and delivery of a General Release extends beyond the end of a calendar year, and if the Executive executes and delivers the General Release at any time during that period, the General Release will be deemed delivered on the last day of that permissible period.

8.    Code Section 409A

Despite any other provisions of the Agreement to the contrary, any Deferred Compensation payments otherwise due under this Agreement will be paid in accordance with this Section.

a)	Post-Termination Payment Suspension.

If as of the date his employment terminates, Executive is a “specified employee” within the meaning of Code Section 409A, without regard to paragraph 416(i)(5), and Kimball has stock that is publicly traded on an established securities market or otherwise, any Deferred Compensation payments otherwise payable because of employment termination will be suspended until the first day of the seventh month following the month in which the Executive's last day of employment occurs, and the Deferred Compensation payments in the seventh month will include all previously suspended amounts.

b)	Interpretation.

This Agreement shall be interpreted and applied in a manner consistent with the standards for nonqualified deferred compensation plans established by Code Section 409A and its interpretive regulations and other regulatory guidance. To the extent that any terms of the Agreement would subject Executive to gross income inclusion, interest, or additional tax pursuant to Code Section 409A, those terms are to that extent superseded by, and shall be adjusted to the minimum extent necessary to satisfy, the applicable Code Section 409A standards.

c)	Supplemental Payment.

If Executive incurs gross income inclusion, interest, or additional tax on Deferred Compensation payments pursuant to Code Section 409A, Kimball will make a supplemental payment to Executive in an amount sufficient to pay the income tax liability on the sum of those Deferred Compensation payments and the supplemental payment.

9.    Parachute Payments

Despite any other provisions of this Agreement to the contrary, no Compensation Payments otherwise payable to Executive will be paid that would constitute a Parachute Payment. In the event that Kimball determines that any Compensation Payment may constitute a Parachute Payment, Kimball shall take the following steps:

a)	Determination By Professional Services Firm

At Kimball's expense, engage a Professional Services Firm to make an initial determination whether any Compensation Payment proposed to be made to the Executive would, more likely than not, constitute a Parachute Payment. The Professional Services Firm shall provide its determination, together with detailed supporting calculations and documentation to Kimball and Executive within thirty (30) days of the Termination Date. If the Professional Services Firm determines that no Compensation Payment will constitute a Parachute Payment, it shall furnish Kimball and Executive with a written opinion to that effect. The determination shall be binding, final and conclusive upon Kimball and Executive.

b)	Adjustment of Compensation Payments

If the Professional Services Firm determines that any Compensation Payment proposed to be made to the Executive would constitute a Parachute Payment, Professional Services Firm will provide Kimball and Executive a written opinion to that effect, setting forth with particularity the smallest amount by which total Compensation Payments must be reduced to avoid the denial of any deduction pursuant to Code Section 280G or the imposition of any excise tax pursuant to Code Section 4999. The Compensation Payments shall be reduced, in the order of priority designated by Executive in written instructions, to the minimum extent necessary so that none of the Compensation Payments, in the opinion of the Professional Services Firm, would constitute a Parachute Payment. If the Executive does not provide such written instructions within thirty (30) days following receipt of the Professional Services Firm’s written opinion, the reduction shall apply in the order determined by Kimball in its discretion. Any determination by the Professional Services Firm under this paragraph shall be binding, final and conclusive upon Kimball and Executive.

10.    Return of Property

All documents or other tangible materials (whether originals, copies or abstracts and including, without limitation, financial records, contracts, patents, manufacturing technology, marketing and strategic plans, price lists, quotation guides, outstanding quotations, books, records, manuals, files, sales literature, training materials, calling or business cards, credit cards, customer records, correspondence, computer printout documents, orders, messages, phone and address lists, memoranda, notes, agreements, invoices, and receipts) which in any way relate to Kimball 's business, whether furnished to Executive by Kimball or prepared, compiled, used, or acquired by Executive while employed by Kimball, shall not be copied, lent, or duplicated at any time, nor used in any manner other than in the course of Executive’s employment by Kimball and shall be returned to Kimball on request or upon the termination of Executive’s employment relationship, whichever occurs first.

11.    Security of Property

All keys, combinations, and access codes to Kimball 's premises, facilities, and equipment (including, without limitation, to offices, desks, storage cabinets, safes, data processing systems, and communications equipment), whether furnished to Executive by Kimball or prepared, used, or acquired by Executive while employed by Kimball shall be and remain the exclusive property of Kimball and shall not be copied, lent, or communicated to any other person or entity at any time nor used in any manner other than in the course of Executive’s employment by Kimball, except as authorized by Kimball, and shall be returned to Kimball on request or upon termination of Executive’s employment relationship, whichever occurs first.

12.    Injunctive Relief

Executive agrees that Kimball will be irreparably harmed and money damages alone are inadequate as a remedy to Kimball for any failure by Executive to abide by the terms of this Agreement. Therefore, Executive agrees that Kimball shall be entitled to institute and maintain any appropriate legal proceedings to enforce this Agreement, including an action for specific performance and/or injunctive relief.

13.    Attorney Fees

If litigation develops regarding the enforcement of this Agreement, Executive agrees to pay Kimball’s attorney fees if Kimball is successful in proving Executive’s violation of this Agreement, or if Executive fails in any way to honor the terms of this Agreement, including but not limited to, for example, failing to abide by the Choice of Forum and Law provision found herein at paragraph 15 by filing litigation outside of Indiana.

14.    Assignment

This Agreement may be freely assigned by Kimball to any of its successors, subsidiaries, or related companies.

15.    Choice of Forum and Law

Executive acknowledges that Kimball is primarily based in Indiana, and Executive understands and acknowledges Kimball’s desire and need to defend any litigation against it in Indiana. Accordingly, Executive agrees that any claim of any type brought by Executive against Kimball or any of its employees or agents must be brought and maintained in the appropriate court located in Dubois County, Indiana, or if jurisdiction will so permit, in the Federal District Court for the Southern District of Indiana. Executive hereby consents to the jurisdiction over Executive of any such courts and waive all objections based on venue or inconvenient forum. Further, for the same reasons that Executive agrees to Indiana as choice of forum, Executive agrees that this Agreement shall be governed by the laws of the State of Indiana excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

16.    Non-Waiver

No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the same or at any subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party which are not set forth expressly in this Agreement.

17.    Mitigation of Damages

In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

18.    Amendment and Termination

a)
[Applicable for Bob Schneider, Don Van Winkle, and Lonnie Nicholson: This amended and restated Agreement becomes effective as of the Effective Date and shall continue in effect until the earlier of the following: (i) it is terminated by Kimball as provided in subsection (b) of this Section or (ii) the Executive's Termination Date.]

[Applicable for other Executives: This Agreement becomes effective as of the Effective Date and shall continue in effect until the earlier of the following: (i) it is terminated by Kimball as provided in subsection (B) of this Section or (ii) the Executive's Termination Date.]

b)
This Agreement may be terminated or amended in writing by Kimball at any time, effective upon written notice of the amendment or termination to Executive. No amendment or termination will be effective, however, with respect to an amendment or termination of the Agreement that occurs within one year following the date of the amendment or termination.

19.    Interpretation of Agreement

It is the intention of Executive and Kimball to make the promises contained in this Agreement reasonable and binding only to the extent that it may be lawfully done under applicable laws. In the event any part of this Agreement is determined by a court to be overly broad or otherwise unenforceable, it is the desire of Kimball and Executive that the court shall substitute a reasonable judicially enforceable limitation in place of the unenforceable portion of the Agreement. Except with respect to any Change in Control Agreement to which Executive is a party, this Agreement constitutes the entire and exclusive agreement between Executive and Kimball, and it supersedes all prior agreements, whether written or oral.

20.    Notices

For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, mailed by United States certified mail, return receipt requested, postage prepaid, or sent by prepaid express mail, addressed as follows:
If to Kimball:
Kimball International, Inc.
1600 Royal Street
Jasper, Indiana 47549
Attn.: Secretary to the Board

If to Executive:
To the address set forth on the last page of this Agreement.
Either party may change the address to which notices are to be sent by written notice to the other party. Notice of change in notice address shall be effective only upon receipt by the other party.

21.    Successors

Kimball will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Kimball expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Kimball would be required to perform it if no such succession had taken place. Failure of Kimball to obtain such agreement prior to or upon the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from Kimball in the same amount and on the same terms as Executive would be entitled under this Agreement if such succession had not occurred, except that for the purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date.

22.    Binding Agreement

This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

Kimball, by its duly authorized [applicable for Bob Schneider: Director] [applicable for other Executives: Officer], and Executive have each respectively caused this Agreement to be executed as of the Effective Date.

KIMBALL INTERNATIONAL, INC.	EXECUTIVE
By; __________________________________	______________________________________
[Director or Officer]	[Employee name]
[Title]	[Address]

EXHIBIT A

List of Inventions